UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
June 19, 2009
Date of report (Date of earliest event reported)
PepsiAmericas, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-15019 (Commission File Number)	13-6167838 (IRS Employer Identification No.)
4000 RBC Plaza
60 South Sixth Street
Minneapolis, Minnesota 55402
(Address of principal executive offices, including zip code)
(612) 661-4000
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS
ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS
SIGNATURES
EXHIBIT INDEX
EX-10

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.
(e) Severance Program
Overview
     The Management Resources and Compensation Committee (the “Committee”) of the Board of Directors has assessed the adequacy of the current severance program of PepsiAmericas, Inc. (the “Company”), including an assessment of the merits of adopting change in control provisions to encourage retention, continuity and engagement of the Company’s management. As a result of this assessment, the Committee adopted the Change in Control Severance Plan for Senior Executive Employees (the “Senior Executive Plan”), effective June 19, 2009. The Senior Executive Plan provides incremental payments and benefits for our seven most senior executives that are designed to encourage participants to remain with the Company in the context of a potential change in control.
     In addition, the Committee adopted the Change in Control Severance Plan for Employees (the “Plan”), which covers the remaining executives as well as all other U.S. salaried employees. The Plan provides incremental payments and benefits that are designed to encourage participants to remain with the Company in the context of a potential change in control.
     The Committee also added Annual Incentive Plan (“AIP”) payout at target to the salary continuation provided under the Company’s basic severance for all executives.
     The following summary of the Senior Executive Plan is a general description and is qualified in its entirety by the full text of the Senior Executive Plan which is attached as Exhibit 10 hereto and incorporated by reference herein. In the event of a change in control, participants in the Senior Executive Plan are not eligible for any other Company-provided severance.
Participants
     The named executive officers from the Company’s most recently filed proxy statement and the Company’s other Executive Vice Presidents are participants in the Senior Executive Plan. As of the date of this report, the Senior Executive Plan applied to the following executives:

Name	Position
Robert C. Pohlad	Chairman of the Board and Chief Executive Officer
Kenneth E. Keiser	President and Chief Operating Officer
Alexander H. Ware	Executive Vice President and Chief Financial Officer
G. Michael Durkin, Jr.	Executive Vice President, U.S.
James R. Rogers	Executive Vice President, International
Jay S. Hulbert	Executive Vice President, Supply Chain
Anne D. Sample	Executive Vice President, Human Resources
Change in Control Payments and Benefits
     An executive who is a participant in the Senior Executive Plan will be entitled to certain severance payments and benefits if the executive’s employment is terminated under certain circumstances. The executive is entitled to those severance payments and benefits if, during the two-year period after a change in control, the executive is terminated without cause or resigns for good reason.

     If terminated or separated from the Company under the circumstances set forth above, a participant who executes a separation agreement would generally be entitled to the following severance payments and benefits under the Senior Executive Plan: (a) for two years following the qualifying termination, a monthly amount equal to the participant’s base salary plus the participant’s monthly target bonus; (b) a pro-rated lump sum amount equal to the target bonus in the year of the qualifying termination multiplied by the payout percentage attributed to the Company’s forecasted (as determined by the Company from time to time) or actual, as applicable, full-year performance under the Company’s AIP (or equivalent) for the year in which the qualifying termination occurs; (c) for two years following the qualifying termination, medical, dental, life and long-term disability insurance coverage at the level provided to the participant immediately prior to the qualifying termination date; (d) outplacement services for up to one year with a maximum cost of $50,000 per participant; and (e) financial and tax planning services for the participant for the calendar year of the qualifying termination and for the next calendar year. The Senior Executive Plan does not provide for any gross up for any excise taxes the executive may incur as a result of a change in control or termination of employment.
Separation Agreements
     In order to obtain severance payments and benefits under the Senior Executive Plan, the executive must first execute a separation agreement with the Company that includes a waiver and release of any and all claims against the Company. The separation agreement also provides that, for two years following termination, the executive will not compete with the Company, solicit or hire any employee of the Company or its affiliates, solicit any customer or prospective customer of the Company and its affiliates or interfere with any relationship between the Company and its customers or prospective customers. If an executive does not sign a separation agreement, the executive will not be eligible for severance payments and benefits under the Senior Executive Plan.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS.
     (d) See “Exhibit Index.”

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PepsiAmericas, Inc.
Date: June 19, 2009	By:	/s/ Robert C. Pohlad
Robert C. Pohlad
Chairman of the Board and Chief Executive Officer

EXHIBIT INDEX

Exhibit
Number	Description

10	Change in Control Severance Plan for Senior Executive Employees, effective June 19, 2009.